Exhibit 99.1

July 31, 2018

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES SECOND QUARTER 2018 RESULTS

Aggregates Shipments Up 15 Percent

EPS from Continuing Operations Increases 45 Percent

Year-to-Date Earnings Consistent with Full Year Expectations

Birmingham, Alabama – July 31, 2018 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the second quarter ended June 30, 2018.

Second quarter net earnings were $160 million. Earnings from continuing operations of $160 million compared favorably to $112 million in the prior year period. Adjusted earnings from continuing operations were $1.23 per diluted share versus $0.90 per share in the prior year’s second quarter. Adjusted EBITDA increased 13 percent to $325 million.

The Company reported 11 percent growth in gross profit led by a 13 percent increase in its core Aggregates segment. Aggregates shipments increased 15 percent (11 percent on a same-store basis) and aggregates average selling price, adjusted for mix, rose 3 percent over the prior year. A 30 percent increase in diesel cost per gallon lowered Aggregates segment gross profit by $7 million. Despite this headwind, second quarter Aggregates segment gross profit increased to $283 million and cash gross profit, on a same-store basis, was $6.55 per ton. Year-to-date, the flow-through rate on same-store incremental segment sales excluding freight and delivery was 43 percent, or 56 percent excluding the impact of higher diesel fuel costs.

Tom Hill, Chairman and Chief Executive Officer, said, “We remain on track with our full year expectations. Vulcan-served markets are experiencing stronger growth in demand than other markets, and higher public funding for transportation infrastructure is now converting to higher shipments of aggregates. Apart from geographic mix impacts, our pricing momentum continues to strengthen, including in our backlogged work. Our operating disciplines remain strong, and margins should continue to improve as we turn the corner on costs related to last year’s storms.

“We expect the strong aggregates shipment growth seen in the second quarter to continue for the balance of the year. We now project full year same-store shipment growth of between 7 and 9 percent, albeit at a lower-priced geographic mix. We reiterate our full-year expectations for 2018 earnings from continuing operations of between $4.00 and $4.65 per diluted share and Adjusted EBITDA of between $1.15 and $1.25 billion.”

July 31, 2018

FOR IMMEDIATE RELEASE

Second Quarter Summary (compared with prior year’s second quarter)

●	Total revenues increased $169 million, or 16 percent, to $1.2 billion
●	Gross profit was $323 million versus $290 million in the prior year
●	Aggregates segment sales increased $139 million to $956 million and freight-adjusted revenues increased $99 million, or 16 percent, to $731 million
▪	Shipments increased 7 million tons, or 15 percent, to 55 million tons
▪	Freight-adjusted sales price increased 1 percent to $13.29 per ton
▪	Segment gross profit increased $32 million, or 13 percent, to $283 million
●	Asphalt, Concrete and Calcium segment gross profit was $40 million, collectively
●	SAG was $89 million, or 7.4 as a percentage of total revenues
●	Net earnings were $160 million versus $120 million in the prior year
●	Adjusted EBIT was $239 million versus $211 million in the prior year
●	Adjusted EBITDA was $325 million, an increase of $37 million, or 13 percent
●	Earnings from continuing operations were $1.20 per diluted share versus $0.83 per diluted share
●	Adjusted earnings from continuing operations were $1.23 per diluted share versus $0.90 per diluted share (see Appendix 2 for reconciliation)

Trailing-Twelve-Month Summary (compared with the prior twelve month period)

●	Total revenues were $4.13 billion, an increase of $428 million, or 12 percent
●	Gross profit was $1.03 billion, an increase of $48 million, or 5 percent
●	Aggregates segment sales increased $281 million to $3.28 billion and freight-adjusted revenues increased $204 million, or 9 percent, to $2.52 billion
▪	Shipments increased 7 percent, to 192 million tons
▪	Freight-adjusted sales price increased $0.20 per ton, or 2 percent
▪	Segment gross profit increased $44 million to $896 million
●	Asphalt, Concrete and Calcium segment gross profit was $132 million, collectively
●	SAG was $327 million, or 7.9 as a percentage of total revenues
●	Net earnings were $649 million versus $420 million in the prior year
●	Adjusted EBIT was $713 million, an increase of 5 percent
●	Adjusted EBITDA was $1.04 billion, up 7 percent from the prior year
●	Earnings from continuing operations were $4.84 per diluted share versus $3.02 per diluted share
●	Adjusted earnings from continuing operations were $3.45 per diluted share versus $2.98 per diluted share (see Appendix 2 for reconciliation)

Segment Results

Aggregates

Segment gross profit through the first half of the year remains on track with full year expectations, despite higher than expected diesel cost. Second quarter Aggregates segment gross profit increased 13 percent to $283 million, or $5.16 per ton.

July 31, 2018

FOR IMMEDIATE RELEASE

Second quarter aggregates shipments increased 15 percent (11 percent on a same-store basis) versus the prior year quarter. Same-store daily shipment rates for aggregates were strong throughout the quarter, reflecting solid underlying demand, including sustained strength in public construction activity. Many of the Company’s markets are finally seeing the conversion of higher public funding for transportation into higher shipments of aggregates. Despite the overall shipment growth reported for the second quarter, shipments in some markets, notably California, do not yet reflect the strength in highway construction activity we see building into 2019 and beyond.

For the quarter, freight-adjusted average sales price for aggregates increased 1 percent versus the prior year quarter, with the rate negatively impacted by relatively faster growth in relatively lower-priced markets. Excluding this mix impact, aggregates price increased 3 percent. California, Georgia and Virginia realized mid-to-high single digit price growth while prices in Alabama, Arizona and Illinois decreased modestly versus the prior year. Reported freight-adjusted pricing in long-haul markets, where locally available aggregates are not available, was negatively impacted by higher distribution costs versus the prior year. Over time, these higher distribution costs will be recovered in higher prices. Additionally, positive trends in backlogged project work along with demand visibility, customer confidence, rising diesel prices, and logistics constraints support continued upward pricing movements for the remainder of the year and into 2019.

Same-store unit cost of sales (freight-adjusted) increased 1 percent versus the prior year quarter as fixed cost leverage and other operating efficiencies mostly offset the 30 percent increase in the unit cost for diesel fuel. Excluding the impact of higher diesel prices, same-store unit costs improved 1 percent compared to the prior year. Through June, the Company also continued to experience higher than normal distribution costs due in part to last year’s storm events. During the second quarter, the Company completed the dredging of its coastal Texas port facilities and took possession of the second of its new, more efficient Panamax-class ships.

The Company's Aggregates segment gross profit flow-through rate has begun to move towards longer-term expectations of 60 percent.   Through the first half of 2018, same-store incremental gross profit was 43 percent of incremental segment sales excluding freight and delivery, and 56 percent excluding the impact of higher unit prices for diesel fuel – despite the negative impact of geographic mix on these period-over-period comparisons. Although quarterly gross profit flow-through rates can vary widely from quarter to quarter, the Company expects continued improvement in the second half of the year.

Asphalt, Concrete and Calcium

Asphalt segment gross profit of $26 million was $3 million lower than the prior year quarter due to lower material margins. On a same-store basis, shipments increased 3 percent from the prior year. Although same-store asphalt mix selling prices increased 4 percent, a 28 percent increase in unit costs for liquid asphalt compressed margins. Year-to-date, higher liquid asphalt costs have negatively affected segment earnings by $16 million. Although Asphalt segment material margins may improve in the second half of the year, the Company expects them to remain below beginning-of-year expectations.

Concrete segment gross profit of $13 million was $4 million higher than the prior year quarter. Same-store shipments increased 10 percent year-over-year. Same-store average price increases of 3 percent allowed for a 3 percent gain in the material margins. Through the first half of 2018, Concrete segment gross profit is in line with Company expectations.

July 31, 2018

FOR IMMEDIATE RELEASE

Calcium segment gross profit was $0.8 million versus $0.6 million in the prior year’s second quarter.

Growth, Capital Allocation and Financial Position

During the second quarter, the Company invested $41 million on core operating and maintenance capital, in line with expectations. The Company continues to expect core operating and maintenance capital spending for the full year of approximately $250 million.

For 2018, we expect the business to generate approximately $825 million of after-tax cash flows from earnings (defined as EBITDA less working capital growth, operating and maintenance capital, and cash taxes). With disciplined capital deployment and compounding improvements in unit margins, our aggregates-centric business model should enable further significant gains in after-tax cash flows from earnings as the recovery moves forward.

The Company’s capital allocation priorities remain unchanged, as does its intent to maintain an investment-grade credit rating.

During the quarter, the Company invested $77 million in internal growth capital projects. Current projects underway include securing new aggregates reserves, developing new production sites, enhancing the Company’s distribution capabilities, and selectively expanding asphalt and concrete production capabilities. The Company plans for $350 million in internal growth capital expenditures during 2018 and anticipates a significantly lower figure for 2019.

The Company completed three bolt-on acquisitions during the first half of the year for total consideration of $219 million. These acquisitions complement Vulcan’s existing positions in Alabama, California and Texas. The Company also divested its Georgia ready-mixed concrete operations during the first half of the year.

Selling, Administrative and General (SAG), Other Operating and Nonoperating Expense and Taxes

SAG expenses in the quarter were $89 million, $6 million higher than the prior year. The year-over-year increase primarily was attributable to acquired operations and the timing of certain accruals. On a trailing-twelve-month basis, SAG expense as a percentage of total revenues declined from 8.7 percent to 7.9 percent. Full year expectations for SAG expense remain unchanged at $335 million.

Other operating expense was $6 million in the second quarter compared to $18 million in the prior year that included $15 million of charges associated with previously divested operations. Over the past five years, other operating expenses, excluding discrete items, have averaged approximately $3 to $4 million per quarter.

July 31, 2018

FOR IMMEDIATE RELEASE

Other nonoperating income of $3.3 million reflects the adoption of ASU 2017-07 relating to the required presentation of certain benefit plan costs. For the second quarter, this adoption increased cost of revenues and SAG by $3.6 million and $0.5 million, respectively, with a corresponding benefit to nonoperating income. Prior period figures have also been revised. Although this change in presentation has no net impact on net earnings or EBITDA, it does impact period-over-period comparisons of segment profitability.

The full year projected effective tax rate remains 20 percent and full year projected cash taxes are approximately $75 million before the effects of debt refinancing actions, use of various credits, and refunds from prior period overpayments.

Demand and Earnings Outlook

Regarding the Company’s earnings outlook for 2018, Mr. Hill stated, “Our business is positioned for continued shipment growth, compounding pricing improvements, and further gains in unit profitability in the second half of the year and into 2019. Public construction demand is beginning to join the sustained recovery in private demand and Vulcan-served markets are benefitting disproportionally.

“As a result, we expect aggregates shipment growth for the balance of the year consistent with that experienced in the second quarter. We also expect aggregates pricing to strengthen throughout the remainder of the year and heading into 2019. Geographic and product mix may continue to impact reported average selling prices, but the underlying direction remains clear, strongly supported by our strategic and tactical focus on compounding pricing improvements. The rate at which we convert same-store incremental revenues into incremental gross profit in the Aggregates segment should improve further in the second half, particularly as we move past the storm-related costs of 2017. In total, we project full year Aggregates segment gross profit in line with our beginning-of-year expectations, as stronger shipments work to offset higher diesel and other input costs.

“The full year 2018 gross profit contribution from our downstream segments likely will fall short of our beginning-of-year plans, primarily due to the impact of much higher liquid asphalt prices on material margins in our Asphalt segment. Asphalt prices have begun to rise in response to higher input costs, and we expect material margins to stabilize in the second half of the year.

“As noted, these trends continue to support our full year outlook for net earnings and adjusted EBITDA. These trends, particularly our strength in aggregates shipments supported by growth in public transportation infrastructure construction activity, also bode very well for Vulcan’s continued progress toward its mid-cycle goals in 2019 and beyond.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on July 31, 2018. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 888-599-8686, or 323-994-2093 approximately 10 minutes before the scheduled start. The conference ID is 8630268. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest producer of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt mix and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

July 31, 2018

FOR IMMEDIATE RELEASE

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event that the infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way we do business and how our products are distributed; the effect of changes in tax laws, guidance and interpretations, including those related to the Tax Cuts and Jobs Act that was enacted in December 2017; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

(in thousands, except per share data)
	Three Months Ended		Six Months Ended
Consolidated Statements of Earnings	June 30		June 30
(Condensed and unaudited)	2018	2017	2018	2017

Total revenues	$1,200,151	$1,030,763	$2,054,625	$1,818,091
Cost of revenues	876,967	740,746	1,572,106	1,369,853
Gross profit	323,184	290,017	482,519	448,238

Selling, administrative and general expenses	89,043	83,056	167,383	165,439
Gain on sale of property, plant & equipment and businesses	2,106	2,773	6,270	3,142
Other operating expense, net	(5,994)	(17,768)	(9,969)	(23,595)
Operating earnings	230,253	191,966	311,437	262,346
Other nonoperating income, net	3,339	3,890	8,421	7,934
Interest expense, net	33,244	38,455	71,018	72,531
Earnings from continuing operations before income taxes	200,348	157,401	248,840	197,749
Income tax expense	40,046	45,652	35,143	42,477
Earnings from continuing operations	160,302	111,749	213,697	155,272
Earnings (loss) on discontinued operations, net of tax	(650)	8,390	(1,066)	9,788
Net earnings	$159,652	$120,139	$212,631	$165,060

Basic earnings (loss) per share
Continuing operations	$1.21	$0.84	$1.61	$1.17
Discontinued operations	$0.00	$0.07	$(0.01)	$0.08
Net earnings	$1.21	$0.91	$1.60	$1.25

Diluted earnings (loss) per share
Continuing operations	$1.20	$0.83	$1.59	$1.15
Discontinued operations	$(0.01)	$0.06	$(0.01)	$0.07
Net earnings	$1.19	$0.89	$1.58	$1.22

Weighted-average common shares outstanding
Basic	132,437	132,413	132,563	132,524
Assuming dilution	134,051	134,735	134,280	134,925
Cash dividends per share of common stock	$0.28	$0.25	$0.56	$0.50
Depreciation, depletion, accretion and amortization	$85,633	$76,775	$167,072	$148,339
Effective tax rate from continuing operations	20.0%	29.0%	14.1%	21.5%

Table B

Vulcan Materials Company

and Subsidiary Companies

(in thousands)
Consolidated Balance Sheets	June 30	December 31	June 30
(Condensed and unaudited)	2018	2017	2017
Assets
Cash and cash equivalents	$55,059	$141,646	$1,129,799
Restricted cash	6,056	5,000	0
Accounts and notes receivable
Accounts and notes receivable, gross	640,742	590,986	573,029
Less: Allowance for doubtful accounts	(2,628)	(2,649)	(2,943)
Accounts and notes receivable, net	638,114	588,337	570,086
Inventories
Finished products	343,948	327,711	318,465
Raw materials	29,684	27,152	27,106
Products in process	1,882	1,827	1,210
Operating supplies and other	28,250	27,648	28,148
Inventories	403,764	384,338	374,929
Other current assets	80,209	60,780	109,998
Total current assets	1,183,202	1,180,101	2,184,812
Investments and long-term receivables	41,989	35,115	38,888
Property, plant & equipment
Property, plant & equipment, cost	8,241,164	7,969,312	7,531,536
Allowances for depreciation, depletion & amortization	(4,134,750)	(4,050,381)	(3,992,728)
Property, plant & equipment, net	4,106,414	3,918,931	3,538,808
Goodwill	3,163,954	3,122,321	3,101,439
Other intangible assets, net	1,156,898	1,063,630	834,971
Other noncurrent assets	192,327	184,793	171,025
Total assets	$9,844,784	$9,504,891	$9,869,943
Liabilities
Current maturities of long-term debt	23	41,383	525,776
Short-term debt	360,000	0	0
Trade payables and accruals	231,913	197,335	202,753
Other current liabilities	219,860	204,154	197,264
Total current liabilities	811,796	442,872	925,793
Long-term debt	2,776,906	2,813,482	2,809,293
Deferred income taxes, net	545,756	464,081	706,726
Deferred revenue	188,826	191,476	195,020
Other noncurrent liabilities	500,870	624,087	631,007
Total liabilities	$4,824,154	$4,535,998	$5,267,839
Equity
Common stock, $1 par value	132,268	132,324	132,181
Capital in excess of par value	2,788,486	2,805,587	2,797,269
Retained earnings	2,244,545	2,180,448	1,810,528
Accumulated other comprehensive loss	(144,669)	(149,466)	(137,874)
Total equity	$5,020,630	$4,968,893	$4,602,104
Total liabilities and equity	$9,844,784	$9,504,891	$9,869,943

Table C

Vulcan Materials Company

and Subsidiary Companies

		(in thousands)
	Six Months Ended
Consolidated Statements of Cash Flows	June 30
(Condensed and unaudited)	2018	2017
Operating Activities
Net earnings	$212,631	$165,060
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	167,072	148,339
Net gain on sale of property, plant & equipment and businesses	(6,270)	(3,142)
Contributions to pension plans	(104,794)	(4,744)
Share-based compensation expense	14,763	13,671
Deferred tax expense (benefit)	40,549	2,901
Cost of debt purchase	6,922	0
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(55,415)	(170,701)
Other, net	302	3,838
Net cash provided by operating activities	$275,760	$155,222
Investing Activities
Purchases of property, plant & equipment	(247,166)	(291,034)
Proceeds from sale of property, plant & equipment	8,523	8,530
Proceeds from sale of businesses	11,256	0
Payment for businesses acquired, net of acquired cash	(218,996)	(210,562)
Other, net	(10,226)	405
Net cash used for investing activities	$(456,609)	$(492,661)
Financing Activities
Proceeds from short-term debt	506,200	5,000
Payment of short-term debt	(146,200)	(5,000)
Payment of current maturities and long-term debt	(892,044)	(235,007)
Proceeds from issuance of long-term debt	850,000	1,600,000
Debt issuance and exchange costs	(45,513)	(15,046)
Settlements of interest rate derivatives	3,378	0
Purchases of common stock	(74,921)	(60,303)
Dividends paid	(74,196)	(66,194)
Share-based compensation, shares withheld for taxes	(31,386)	(24,231)
Net cash provided by financing activities	$95,318	$1,199,219
Net increase (decrease) in cash and cash equivalents and restricted cash	(85,531)	861,780
Cash and cash equivalents and restricted cash at beginning of year	146,646	268,019
Cash and cash equivalents and restricted cash at end of period	$61,115	$1,129,799

Table D

Segment Financial Data and Unit Shipments

(in thousands, except per unit data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
Total Revenues
Aggregates [1]	$956,265	$817,586	$1,655,922	$1,467,886
Asphalt	211,828	175,758	315,663	271,534
Concrete	106,723	105,213	207,685	193,963
Calcium	2,282	1,971	4,224	3,857
Segment sales	$1,277,098	$1,100,528	$2,183,494	$1,937,240
Aggregates intersegment sales	(76,947)	(69,765)	(128,869)	(119,149)
Total revenues	$1,200,151	$1,030,763	$2,054,625	$1,818,091
Gross Profit
Aggregates	$283,476	$251,419	$431,697	$390,210
Asphalt	25,750	28,760	25,996	37,242
Concrete	13,191	9,253	23,511	19,478
Calcium	767	585	1,315	1,308
Total	$323,184	$290,017	$482,519	$448,238
Depreciation, Depletion, Accretion and Amortization
Aggregates	$69,738	$60,832	$135,691	$118,488
Asphalt	7,298	6,615	14,300	12,347
Concrete	3,049	3,672	6,463	6,695
Calcium	70	192	139	387
Other	5,478	5,464	10,479	10,422
Total	$85,633	$76,775	$167,072	$148,339
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [2]	$730,513	$631,425	$1,259,927	$1,128,230
Aggregates - tons	54,957	47,967	95,489	86,213
Freight-adjusted sales price [3]	$13.29	$13.16	$13.19	$13.09
Other Products
Asphalt Mix - tons	3,077	2,917	4,870	4,695
Asphalt Mix - sales price	$54.70	$52.90	$54.18	$52.26

Ready-mixed concrete - cubic yards	876	910	1,692	1,702
Ready-mixed concrete - sales price	$120.56	$115.08	$121.48	$113.65

Calcium - tons	80	70	148	136
Calcium - sales price	$28.11	$28.39	$28.49	$28.29

1 Includes product sales as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.

2 Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues, and other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.

3 Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1. Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

(dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
Aggregates segment
Segment sales	$956,265	$817,586	$1,655,922	$1,467,886
Less: Freight & delivery revenues [1]	213,474	176,395	372,417	324,293
Other revenues	12,278	9,766	23,578	15,363
Freight-adjusted revenues	$730,513	$631,425	$1,259,927	$1,128,230
Unit shipment - tons	54,957	47,967	95,489	86,213
Freight-adjusted sales price	$13.29	$13.16	$13.19	$13.09

1 At the segment level, freight & delivery revenues include intersegment freight & delivery, (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment gross profit margin as a percentage of segment sales excluding freight & delivery (revenues and costs) is not a GAAP measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities (we do not generate a profit associated with the transportation component of the selling price of the product). Incremental gross profit as a percentage of segment sales excluding freight & delivery represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Gross Profit Margin in Accordance with GAAP

(dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
Aggregates segment
Gross profit	$283,476	$251,419	$431,697	$390,210
Segment sales	$956,265	$817,586	$1,655,922	$1,467,886
Gross profit margin	29.6%	30.8%	26.1%	26.6%
Incremental gross profit margin	23.1%		22.1%

Aggregates Segment Gross Profit as a Percentage of Segment Sales Excluding Freight & Delivery

(dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
Aggregates segment
Gross profit	$283,476	$251,419	$431,697	$390,210
Segment sales	$956,265	$817,586	$1,655,922	$1,467,886
Less: Freight & delivery revenues [1]	213,474	176,395	372,417	324,293
Segment sales excluding freight & delivery	$742,791	$641,191	$1,283,505	$1,143,593
Gross profit as a percentage of segment sales excluding freight & delivery	38.2%	39.2%	33.6%	34.1%
Incremental gross profit as a percentage of segment sales excluding freight & delivery	31.6%		29.7%

1 At the segment level, freight & delivery revenues include intersegment freight & delivery, (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

(in thousands, except per ton data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
Aggregates segment
Gross profit	$283,476	$251,419	$431,697	$390,210
Depreciation, depletion, accretion and amortization	69,738	60,832	135,691	118,488
Aggregates segment cash gross profit	$353,214	$312,251	$567,388	$508,698
Unit shipments - tons	54,957	47,967	95,489	86,213
Aggregates segment cash gross profit per ton	$6.43	$6.51	$5.94	$5.90

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA and Adjusted EBITDA

(in thousands)
	Three Months Ended		Six Months Ended		TTM
	June 30		June 30		June 30
	2018	2017	2018	2017	2018	2017
Net earnings	$159,652	$120,139	$212,631	$165,060	$648,756	$419,685
Income tax expense (benefit)	40,046	45,652	35,143	42,477	(239,409)	125,556
Interest expense, net	33,244	38,455	71,018	72,531	289,572	138,735
(Earnings) loss on discontinued operations, net of tax	650	(8,390)	1,066	(9,788)	3,060	(11,211)
EBIT	$233,592	$195,856	$319,858	$270,280	$701,979	$672,765
Depreciation, depletion, accretion and amortization	85,633	76,775	167,072	148,339	324,698	291,965
EBITDA	$319,225	$272,631	$486,930	$418,619	$1,026,677	$964,730
Gain on sale of businesses	$0	$0	$(2,929)	$0	$(13,437)	$(16,216)
Property donation	0	0	0	0	4,290	0
Business interruption claims recovery, net of incentives	0	0	(1,694)	0	(1,694)	(52)
Charges associated with divested operations	0	15,023	0	16,401	1,661	17,687
Business development, net of termination fee [1]	4,466	0	4,982	0	8,046	0
One-time employee bonuses	0	0	0	0	6,716	0
Restructuring charges	1,146	0	5,390	1,942	5,390	1,942
Adjusted EBITDA	$324,837	$287,654	$492,679	$436,962	$1,037,649	$968,091
Depreciation, depletion, accretion and amortization	(85,633)	(76,775)	(167,072)	(148,339)	(324,698)	(291,965)
Adjusted EBIT	$239,204	$210,879	$325,607	$288,623	$712,951	$676,126

1 Represents non-routine charges associated with acquisitions including the cost impact of purchase accounting inventory valuations.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted EPS to provide a more consistent comparison of earnings performance from period to period.

Adjusted Diluted EPS from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Six Months Ended		TTM
	June 30		June 30		June 30
	2018	2017	2018	2017	2018	2017
Diluted EPS	$1.20	$0.83	$1.59	$1.15	$4.84	$3.02
Items included in Adjusted EBITDA above	0.03	0.07	0.03	0.09	$0.06	0.03
Debt refinancing costs	0.00	0.00	0.04	0.02	$0.75	0.02
Tax reform income tax savings	0.00	0.00	0.00	0.00	$(1.99)	0.00
Alabama NOL carryforward valuation allowance	0.00	0.00	0.00	0.00	$(0.21)	(0.04)
Foreign tax credit carryforward utilization	0.00	0.00	0.00	0.00	$0.00	(0.05)
Adjusted Diluted EPS	$1.23	$0.90	$1.66	$1.26	$3.45	$2.98

The following reconciliation to the mid-point of the range of 2018 Projected EBITDA excludes adjustments which are difficult to forecast (timing or amount). Due to the difficulty in forcasting such adjustments, we are unable to estimate the significance of the adjustments. Additionally, we present the metric Projected After Tax Cash Flow from Earnings to assess the operating performance of our business and as a basis for strategic planning and forecasting. These metrics are not defined by GAAP and should not be considered as alternatives to earnings measures defined by GAAP. Reconciliation of these metrics to their nearest GAAP measure is presented below:

2018 Projected EBITDA and After Tax Cash Flow from Earnings

(in millions)
Mid-point
Net earnings	$585
Income tax expense	140
Interest expense, net	135
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	340
Projected EBITDA	$1,200
Less
Working capital change	50
Operating & maintenance capital expenditures	250
Cash taxes before impact of certain non-recurring benefits	75
Projected after tax cash flow from earnings	$825